Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

GLOBALOPTIONS GROUP, INC.

and

SAFIR ROSETTI, LLC

January 27, 2006

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), is made January 27, 2006, by and among GLOBALOPTIONS GROUP, INC., a Nevada corporation (“Buyer”), SAFIR ROSETTI, LLC, a Delaware limited liability company (“Seller”).

RECITALS

Seller desires to sell, and Buyer desires to purchase, the Assets (as defined below) of Seller for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SALE AND TRANSFER OF ASSETS; CLOSING

Section 1.1           Assets to Be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.6 below), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any charge, claim, equitable interest, lien, option, pledge, security interest, mortgage, encroachment, or restriction of any kind (an “Encumbrance”), other than any Encumbrance identified on Annex A as acceptable to Buyer (a “Permitted Encumbrance”), all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, belonging to Seller and used in the conduct of the Seller’s private investigations and security consulting business (the “Business”), including the following (but excluding the Excluded Assets):

(a)               all leasehold interest in all real property leased or used by Seller (the “Real Property”), including the Real Property described in Schedule 2.6;

(b)               all equipment, furniture, office equipment, computer hardware, supplies, materials, vehicles, and other items of tangible personal property (other than inventory) of every kind owned or leased by Seller (the “Tangible Personal Property”), including those items described in Schedule 2.7(b);

(c)               all trade accounts receivable and all other accounts or notes receivable of Seller (the “Accounts Receivable”);

(d)               any oral or written contracts or agreement (i) under which Seller has or may acquire any rights or benefits, (ii) under which Seller has or may become subject to any obligation or liability, or (iii) by which Seller or any of the Assets is or may become bound (any such contract or agreement, a “Seller Contract”), including those Seller Contracts listed on Schedule 2.14;

(e)               all Governmental Authorizations (as defined in Section 2.11(b)) and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

(f)                all data and records related to the operations of Seller, and copies of all records referenced in Section 1.2(e) below;

(g)               all of the intangible rights and property of Seller, including the Intellectual Property Assets (as defined in Section 2.16) and the Proprietary Assets (as defined in Section 2.16), going concern value, goodwill, telephone, telecopy, and e-mail addresses, websites, domain names, and listings including the name “SafirRosetti, LLC,” abbreviations thereof, and Safir Rosetti LLC (it being understood among the parties that Buyer is not purchasing or have any rights thereto of the individual names “Safir” and/or “Rosetti”);

(h)               all insurance benefits, including rights and proceeds, arising from or relating to the Assets prior to the Closing Date;

(i)                all claims of Seller against third parties relating to the Assets;

(j)                all cash and cash equivalents and all securities and short term investments;

(k)               all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof which are not excluded under Section 1.2(f); and

(l)                all other properties and assets of every kind, character and description, tangible or intangible, of every kind and description, owned by Seller, whether or not similar to the items specifically set forth above.

All of the property and assets to be transferred to Buyer hereunder are referred to collectively as the “Assets”. Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement will not include the assumption of any liability or obligation in respect thereof unless the Buyer expressly assumes such liability or obligation pursuant to Section 1.4(a).

Section 1.2           Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following items (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and will remain the property of Seller after the Closing:

(a)               the minute book, membership records, and company seal of Seller;

(b)               the equity of Seller;

(c)               all of Seller’s life insurance policies and rights thereunder (except to the extent specified in Sections 1.1(h) and (i));

(d)               all personnel records and other records that Seller is required by law to retain in its possession;

(e)               all claims for refund of taxes and other governmental charges of whatever nature;

(f)                all rights in connection with and assets of any Employee Benefit Plans (as defined in Section 2.10 below);

(g)               all rights of Seller in connection with the transactions contemplated hereby; and

(h)               the property and assets expressly designated in Schedule 2.7(a).

Section 1.3           Purchase Price. The consideration for the Assets (the “Purchase Price”) will be Thirteen Million and No/100 Dollars ($13,000,000) wherein the Purchase Price shall include: (i) cash in the amount of Nine Million Dollars ($9,000,000) (“Cash Portion”); and (ii) Buyer’s stock in the amount of Four Million Dollars ($4,000,000) (“Stock Portion”), and the assumption of the Assumed Liabilities (as defined in Section 1.4 below) provided, however, there shall be a dollar for dollar adjustment to the Purchase Price, if at the Closing Date, the net assets differ from the net assets reflected on the September 30, 2005 financial statements of the Seller. In the event the net assets of the Seller are different from the September 30, 2005 financial statements at the Closing Date, the Cash Portion of the Purchase Price shall then be reduced or increased by an amount equal to such difference (“Purchase Price Adjustment”).

Seller shall prepare a Closing Date Statement based upon the Seller’s books and records as of the close of business on the business day immediately preceding the Closing Date, which shall set forth the foregoing matters and to calculate the Purchase Price Adjustment, if necessary, to the Purchase Price, substantially in the form of Exhibit 1.3. The parties acknowledge that it may take up to ninety (90) days from the Closing Date to finalize the Purchase Price Adjustment, and accordingly, the parties agree to deposit the Purchase Price Adjustment amount in a special trust account for a period of ninety (90) days to assure the accountability of such Purchase Price Adjustment. In accordance with Section 1.7(b), at the Closing, the Purchase Price shall be delivered by Buyer to Seller, as follows: (A) the payment of Eight Million and No/100 Dollars ($8,000,000) (or such amount to reflect any adjustments pursuant to this Section 1.3) by wire transfer to an account specified by Seller; (B) One Million and No/100 Dollars ($1,000,000) promissory note (in the form of Exhibit 1.3 (a), the “Promissory Note”)) at Closing to the Law

Offices of Morton S. Taubman, as escrow agent (the “Escrow Agent”) under the Escrow Agreement (as defined in Section 1.7(a) below); (C) at Closing to the Escrow Agent an amount equal to One Million Dollars ($1,000,000) of the Stock Portion of the Purchase Price; (D) at Closing an amount equal to One Million Dollars ($1,000,000) of the Stock Portion of the Purchase Price shall be delivered to the Seller; (E) at Closing a deposit in the amount equal to the Purchase Price Adjustment, if any, in a trust account in the name of both the Buyer and Seller and said amount to be paid either to the Seller or Buyer at the end of the ninety day period to accomplish the accounting necessary to finalize the Purchase Price Adjustment; (F) an amount equal to One Million Dollars ($1,000,000) of the Stock Portion of the Purchase price shall be delivered to the Seller one year from the date of the Closing Date, and the same amount each year thereafter for the remaining two years, subject to the Escrow Agreement adjustments, if any. The Stock Portion shall be paid in shares of common stock of Buyer (“Stock”), which number of shares shall equal to the number of shares resulting from $4,000,000 divided by the lower of either (i) the last per share price at which the equity capital was raised prior to the Closing Date by the Buyer(and such per share price calculation shall exclude any warrants and/or stock options associated with such equity capital raise) or (ii) average per share price of the closing prices of the sales of Common Stock on all securities exchanges on which Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day Common Stock are not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day Common Stock are not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 30 days consisting of the day as of which the Fair Market Value of a Share is being determined and the 29 consecutive trading days prior to such day.

Section 1.4	Liabilities.

(a)               At the Closing, but effective as of the Effective Time, Buyer shall assume and be obligated to discharge only the following specifically enumerated liabilities and obligations of Seller (the “Assumed Liabilities”) and fully discharge the Seller’s Promissory Note as set forth in (iii), below of this Section 1.4 (“Seller’s Note”) :

(i)                any trade account payable that is incurred by Seller in the Ordinary Course of Business at the Closing Date, in each case which remains unpaid at and is not delinquent as of the Closing;

(ii)               any liability arising after the Closing under any Seller Contract included in the Assets (other than any liability arising out of or relating to a breach which occurred prior to the Closing); and

(iii)              any liability of Seller described in Schedule 1.4(a)(iii), including amounts under the Seller’s Note.

(b)               All liabilities and obligations of Seller, whether arising prior to the Closing Date, other than the Assumed Liabilities, are referred to as the “Retained Liabilities”.

All of the Retained Liabilities will remain the sole responsibility of and will be retained solely by Seller. Retained Liabilities include, but not limited to, the legal and accounting fees incurred by the Seller as a result of the anticipated transaction under this Agreement, whether such fees are incurred before or after the Closing Date.

Section 1.5           Allocation. The Purchase Price will be allocated as set forth in Exhibit 1.5. After the Closing, the parties shall make consistent use of the allocation specified in Exhibit 1.5 for all tax purposes and in any tax returns filed with the Internal Revenue Service in respect thereof, including IRS Form 8594.

Section 1.6           Closing. The consummation of the purchase and sale provided for in this Agreement (the “Closing”) will take place at Buyer’s offices at New York City, at 10:00 a.m. (local time) on a date mutually agreed to by the parties but not later than February 28, 2006 (the “Closing Date”). Provided, however, the Closing Date shall be automatically extended to permit the Seller sufficient time to provide the audited financial statements required in a form in compliance with Section 2.4 of this Agreement.

Section 1.7	Closing Obligations.

(a)	At the Closing, Seller shall deliver to Buyer:

(i)                a bill of sale for all of the Assets in a form to be agreed upon (the “Bill of Sale”), executed by Seller;

(ii)               an assignment of all of the Assets which are intangible personal property in the form of Exhibit 1.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), executed by Seller;

(iii)              with respect to each interest in real property leased by Seller as set forth in Schedule 2.6(b) below, an Assignment and Assumption of Lease in the form of Exhibit 1.7(a)(iii) (the “Assignment and Assumption of Lease”), executed by Seller and the applicable lessor;

(iv)              copies of any other consent (excluding consents relating to the Non-Material Contracts (as defined in Section 1.8 below)) required to be obtained in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby as disclosed on Schedule 2.2(c);

(v)               an escrow agreement in the form of Exhibit 1.7(a)(v), executed by Seller, Howard Safir (“Safir”) and Joseph Rosetti (“Rosetti”), (Safir and Rosetti, collectively the “Members”) and the Escrow Agent (the “Escrow Agreement”);

(vi)              the employment agreements in the form of Exhibit 1.7(a)(vi), executed by Safir, Rosetti, Adam Safir, and Richard Rosetti (the “Employment Agreements”);

(vii)             the noncompetition, nondisclosure and nonsolicitation agreements in the form of Exhibit 1.7(a)(vii), executed by the Members and the employees listed on Schedule 1.7.(a)(vii);

(viii)            a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Operating Agreement of Seller, certifying and attaching all requisite resolutions or actions of Seller’s Members approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the change of name contemplated by Section 4.5 and certifying to the incumbency of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated hereby and accompanied by the requisite documents for amending the Organization Documents of Seller required to effect such change of name in form sufficient for filing with the State of Delaware;

(ix)              an opinion of counsel of the Seller, dated the Closing Date, in a form customary for a similar transactions;

(x)               the certificate of organization and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of Delaware;

(xi)              certificates as to the good standing of Seller and payment of all applicable state taxes by Seller, executed by the appropriate officials of the jurisdiction of Seller’s incorporation and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 2.1 To the extent that such certificates cannot be provided prior to Closing, seller agrees to indemnify and hold harmless Buyer for the non-payment of sales taxes for any of the jurisdictions in which Seller is licensed and qualified to do business as a foreign corporation; and

(xii)             such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its counsel and executed by Seller for the purpose of facilitating the consummation or performance of the transactions contemplated hereby.

(b)	At the Closing, Buyer shall deliver to Seller:

(i)                Eight Million and No/100 Dollars ($8,000,000) as may be adjusted in accordance with Section 1.3 of this Agreement, by wire transfer to accounts specified in writing by Seller (which wire transfer instructions must be delivered by Seller to Buyer at least one (1) Business Day prior to Closing);

(ii)               the Assignment and Assumption Agreement, executed by Buyer;

(iii)              the Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery of an amount equal to One Million and No/100 Dollars ($1,000,000)

of Stock and the Promissory Note in the amount of One Million and No/100 Dollars ($1,000,000) to the Escrow Agent;

(iv)              the Employment Agreements, executed by Buyer;

(v)               the Noncompetition Agreements, executed by Buyer;

(vi)              a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the bylaws of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency of the officers of Buyer executing this Agreement and any other document relating to the transactions contemplated hereby; and

(vii)             a stock option plan for the employees of the Seller to be available to said employees subsequent to the Closing Date, and said option plan will contain in part: (x) stock options priced at the end of the Closing Date at the market value of $975,000 as of the end of the Closing Date; (y) with a vesting schedule of four years; and (z) distribution list of said stock options to employees determined by Safir in his sole discretion.

Section 1.8           Consents. Buyer may waive the requirement that Seller obtain consents to assignment with respect to any of the Seller Contracts disclosed on Schedule 2.2(c) (the contracts with respect to which Buyer grants such waiver, the “Non-Material Contracts”), in which case any such Non-Material Contracts will be identified as such on Schedule 2.2(c). Notwithstanding anything to the contrary in this Agreement, if any consents to assignment relating to the Non-Material Contracts have not been obtained at or prior to the Closing, this Agreement will not constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach of the Non-Material Contract or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall take commercially reasonable steps after the Closing to obtain the consent of such other party to the Non-Material Contract to the assignment of such Non-Material Contract to the Buyer. If such consent is not obtained, Seller shall cooperate with the Buyer to the extent legally permissible and feasible in any reasonable arrangement designed to provide for Buyer the benefits of any Non-Material Contract, including, without limitation, the enforcement, for the account and benefit of the Buyer, of any and all rights of Seller against any other person with respect to a Non-Material Contract.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 2.1	Organization and Good Standing.

(a)               Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use its properties and assets, and to perform all its obligations under its contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction set forth in Schedule 2.1.

(b)               Complete and accurate copies of the certificate of organization and operating agreement of Seller (collectively, the “Governing Documents”), as currently in effect, have been delivered to Buyer.

(c)               Seller does not own and has not entered into any agreement or contract to acquire, any equity securities or other securities of any person or any direct or indirect equity ownership interest in any other business.

Section 2.2	Authority; No Conflict.

(a)               This Agreement constitutes the legal, valid, and binding obligation of Seller. Upon the execution and delivery by Seller of each of the documents and instruments to be executed and delivered by Seller at Closing pursuant to Section 1.7(a) (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with their respective terms. Seller has the right, power, authority, and capacity to execute and deliver this Agreement and Seller’s Closing Documents and to perform its obligations under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s Members.

(b)               Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of any of the Governing Documents of Seller, (ii) contravene, conflict with, or result in a violation of any Legal Requirement (as defined in Section 2.11(a) below) or Order (as defined in Section 2.12(b) below) of any court or governmental authority to which Seller or any of the Assets are subject, or (iii) breach any provision of, give any person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, result in the creation or imposition of any Encumbrance upon any of the Assets under, or cancel, terminate, or modify, any contract to which Seller is a party or by which Seller or the Assets are bound.

(c)               Except as set forth in Schedule 2.2(c), Seller is not and will not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby (including the assignment of the Seller Contracts hereunder).

Section 2.3           Capitalization. The authorized equity of Seller consist of membership interests held entirely by the parties listed on Schedule 2.3. Safir and Rosetti own one hundred percent (100%) of the voting Membership Interest.

Section 2.4           Financial Statements. Attached hereto as Schedule 2.4 are the Seller’s unaudited balance sheet as of December 31, 2004, unaudited profit and loss statement for the twelve months ended December 31, 2004, unaudited balance sheet as of September 30, 2005, and unaudited profit and loss statement for the 9 months ended September 30, 2005 (the “Financial Statements”). The Financial Statements fairly present the financial condition and the results of operations of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principals (“GAAP”) except as set forth on Schedule 2.4. The Financial Statements have been prepared from and are in accordance with the books and records of Seller. Seller shall provide to the Buyer, on or before Closing, audited financial statements for the years ended December 31, 2004, December 31, 2005, and for the stub period thereafter if the Closing is delayed by the parties, and such financial statements shall be materially consistent with the previously submitted unaudited financial statements. The aforementioned audited financial statements must be in the form and an opinion of an independent certified public accountant attached to meet the standards required by the Securities and Exchange Commission, and the independent certified public accountant must provide its consent to the use of the Seller’s audited financial statements in the Buyer’s 8-K and other registration filings with the Securities and Exchange Commission. Further, the Seller’s independent public accountant shall make all of its work papers and other supporting documents it utilized in proving its opinion available, if needed for review by the Buyer’s independent public accountant.

Section 2.5           Sufficiency of Assets. The Assets (a) constitute all of the assets, tangible and intangible, necessary to conduct Seller’s business in the manner presently operated by Seller, and (b) constitute all of the operating assets of Seller.

Section 2.6           Real Property Leases. Schedule 2.6 sets forth all leases of real property to which the Seller is a party (the “Leases”). Complete and accurate copies of the Leases, as amended or modified, have been delivered to Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms, and have not been amended or modified since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which alleged default remains uncured. Seller enjoys peaceful and undisturbed possession of all such real property.

Section 2.7	Personal Property.

(a)               Except as set forth on Schedule 2.7(a), Seller owns good and transferable title to all of its Assets (excluding its interest in the real property described in Schedule 2.6), free and clear of any Encumbrances other than Permitted Encumbrances.

(b)               Schedule 2.7(b) sets forth all items of Tangible Personal Property with an initial, nondepreciated book value in excess of $2,500. Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for immediate use in the ordinary course of business, No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. All Tangible Personal Property is in the possession of Seller.

Section 2.8           Taxes. Seller has timely filed all tax returns (federal, state or local) required to be filed by it in accordance with applicable Legal Requirements (as defined in Section 2.11(a)). All of such tax returns are accurate and complete in all material respects. Seller has paid or made provision for the payment of all taxes that have or may become due for all periods covered by the tax returns or otherwise, or pursuant to any assessment received by Seller. There is no dispute or claim concerning any taxes of Seller either claimed or raised by any governmental authority in writing other than the notification of a potential sales and use tax audit by the State of New York (the “Potential Tax Audit”) Seller has not requested or been given any extension of time within which to file returns in respect of any taxes for which Seller may be liable. All taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper governmental authority subject to the Potential Tax Audit.

Section 2.9           Employees. Schedule 2.9 sets forth a complete and accurate list, giving name, job title, current compensation paid or payable, sick and vacation leave that is accrued but unused, and services credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan (as defined below) (in each case, to the extent applicable), (a) for each employee of Seller, including each employee on leave of absence or layoff status (the “Employees”), and (b) for any independent contractors who render services on a regular basis to, or are under contract with, Seller. Seller has not experienced any organized slowdown, work interruption strike, or work stoppage by its employees, and, to the knowledge of Seller, and the Members, there is no strike, labor dispute, or union organization activity pending or threatened that affects Seller’s Employees. None of the Employees belongs to any union or collective bargaining unit. Except as set forth on Schedule 2.9, no Employee of Seller is bound by (a) any employment or similar contract or agreement with Seller, or (b) any contract or agreement that purports to limit or restrict the ability of such Employee to (i) perform his duties as an employee of Seller, or (ii) engage in any conduct, activity, or practice relating to Seller’s business.

Section 2.10         Employee Benefits. Schedule 2.10 sets forth all plans, programs, or arrangements that Seller has maintained, sponsored, adopted, or obligated itself under with respect to employees’ benefits, including pension or retirement plans, medical or dental plans, life or long-term disability insurance, bonus or incentive compensation, or stock option or equity participation plans (the “Employee Benefit Plans”). Seller has no liability or obligation with respect to any Employee under any Employee Benefit Plan other than normal salary or wage accruals and paid vacation, sick leave, and holiday accruals in accordance with Seller’s practice and policy. Seller has performed all obligations required to be performed under, and has complied with all Legal Requirements in connection with, all such Employee Benefit Plans and is not in arrears under any of the terms thereof.

Section 2.11	Compliance With Legal Requirements, Governmental Authorizations.

(a)               Seller is, and at all times since January 1, 2002, has been, in compliance in all material respects with any federal, state, or local law, ordinance or regulation (including with respect to environmental, disposal of hazardous substances, or public health or safety) (a “Legal

Requirement”), that is or was applicable to the operation of its business or the ownership or use of any of its assets. Except as set forth on Schedule 2.11(a), Seller has not received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any governmental authority or any other person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement with the exception of the Potential Tax Audit.

(b)               Schedule 2.11(b) contains a complete and accurate list of each approval, license or permit (the “Governmental Authorizations”) that is held by Seller or that otherwise relates to the Seller’s business or the Assets. The Governmental Authorizations listed in Schedule 2.11(b) collectively constitute all of the approvals, licenses and permits necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets. Except as set forth on Schedule 2.11(b), each such private investigations license or permit is transferable to Buyer as of the Closing.

Section 2.12	Legal Proceedings, Orders.

(a)               Except as set forth in Schedule 2.12(a), there are no actions or proceedings pending by or against Seller or that otherwise relate to or may affect the business of, or any of the assets owned or used by, Seller. To the knowledge of Seller, no such action or proceeding has been threatened, and no event has occurred or circumstance exists that may serve as a basis for the commencement of any such action or proceeding.

(b)               There are no orders, injunctions, judgments or decrees (an “Order”) outstanding against Seller or that otherwise relate to or may affect the business of, or any of the assets owned or used by, Seller.

Section 2.13         Insurance. Schedule 2.13 sets forth (a) a complete and accurate list of all insurance under which any of the assets or properties of Seller is covered or otherwise relating to the business of Seller, and (b) all life insurance policies covering the life of any Employee for which Seller has paid any premiums. Such policies are in full force and effect, and Seller has paid all premiums due, and has otherwise performed all of its obligations under, each such policy of insurance.

Section 2.14         Contracts; No Defaults. Schedule 2.14 contains an accurate and complete list of each Seller Contract. Seller has delivered to Buyer accurate and complete copies of each written Seller Contract, and has provided Buyer with a true and accurate written description of each oral Seller Contract. Each Seller Contract is valid and binding and in full force and effect, Seller and each other person that has or had any obligation or liability under any Seller Contract is in compliance with all material terms and requirements of each Seller Contract, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Seller Contract.

Section 2.15         Intellectual Property. Schedule 2.15 lists any names, assumed names, registered or unregistered trade names, patents, inventions or discoveries that may be patentable,

registered or unregistered trademarks, registered or unregistered service marks, registered or unregistered copyrights, applications for any of the foregoing, computer software, rights in internet web sites and internet domain names owned, used or licensed by Seller (collectively, the “Intellectual Property Assets”). The documentation relating to (a) such Intellectual Property Assets and (b) any trade secrets, know-how, confidential or proprietary information and customer lists (the items referenced in clause (b), the “Proprietary Assets”) is current, accurate, and sufficient in detail and content to allow its full and proper use. Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the all of the Intellectual Property Assets and Proprietary Assets, and has the right to use all of the Intellectual Property Assets and Proprietary Assets. None of the Intellectual Property Assets or Proprietary Assets is subject to any adverse claim or has been challenged or threatened in any way or infringes or conflicts with any patent or copyright application or registration or any other intellectual property right of any other person. The ownership and use of the Intellectual Property Assets and Proprietary Assets by Buyer following the Closing will not infringe upon or conflict with the intellectual property rights of any person.

Section 2.16         Relationships with Related Persons. Except as set forth in Schedule 2.16, no Member or any Related Person (as defined below) of the Member has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Seller’s business. To the knowledge of the Seller, no Member or any Related Person of any Member owns an equity interest or any other financial interest in any person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 2.16, each of which has been conducted in the ordinary course of business at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with Seller with respect to the Seller’s business. Except as set forth on Schedule 2.16, the Seller is not indebted, directly or indirectly, to any person who is an officer, director or Member of the Seller or any Affiliate of any such person in any amount other than for salaries for services rendered or reimbursable business expenses, and no such officer, director, Member or Affiliate is indebted to the Seller, except for advances made to employees of the Seller in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such person. For the purposes of this Section 2.16, “Related Person” means, with respect to any individual: (i) an individual’s spouse, siblings, siblings’ children, children, grandchildren or parents; or (ii) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, or owners, or persons holding a controlling interest of which consist of such individuals referred to in the immediately preceding clause (i). Affiliate for purposes of this Agreement shall mean a wholly owned subsidiary of the Buyer.

Section 2.17         No Undisclosed Liabilities. Seller has no liabilities or obligations except for liabilities or obligations reflected or reserved against in the unaudited balance sheet as of September 30, 2005 (the “Interim Balance Sheet”) and current liabilities incurred in the ordinary course of business of Seller since September 30, 2005, other than the Members’ future individual income tax liability resulting from the Seller’s income for the tax year ended 2005 and those which may arise from the Potential Sales Tax Audit.

Section 2.18         No Material Adverse Change. Between the date of this Agreement and the Closing Date (a) there has not been any material adverse change in the business, properties,

prospects, assets, results of operations or condition (financial or otherwise) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change; (b) there has not been any sale, lease, or other disposition of any asset or property of Seller other than in the ordinary course of business, or any Encumbrance on any asset or property of Seller; and (c) Seller has conducted its business only in the ordinary course of business so as to preserve its business intact, to keep available to its business the services of Seller’s employees, and to preserve its business and the goodwill of its suppliers, customers and others having business relations with it.

Section 2.19         Brokers or Finders. Neither Seller nor any of its officers, directors, employees or agents have incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the sale of the Assets or the transactions contemplated hereby.

Section 2.20         Accounts Receivable. All Accounts Receivable that are reflected on the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from services actually performed by Seller in the ordinary course of business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any set-off, within 365 days after the day on which it first becomes due and payable. Schedule 2.20 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

Section 2.21         Customers and Suppliers. Since September 30, 2005, there has been no adverse change in the business relationship of Seller with any material customer or supplier. Seller has not received any notice that any material customer or supplier has any intention to terminate or materially reduce purchases from or supplies to Seller on account of the consummation of the transactions contemplated hereby or otherwise.

Section 2.22         Books and Records. The books of account and other financial records of Seller are complete and correct in all material respects and have been maintained in accordance with sound business practices and in accordance with applicable laws and regulations.

Section 2.23         Bank Accounts. Schedule 2.23 contains a complete and accurate list of all bank accounts and safe deposit boxes in the name of or controlled by the Seller, and the person or persons authorized to act or sign on behalf of the Seller in respect of any of the foregoing.

Section 2.24         Prepayments and Deposits. Schedule 2.24 sets forth a complete and accurate list of all prepayments or deposits from customers for services to be performed after the Closing Date which have been received by Seller as of the date hereof.

Section 2.25         Disclosure. No representation or warranty or other statement made by Seller or the Members in this Agreement or in any certificate to be delivered hereunder, contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make any of them, not misleading. There does not now exist any event, condition, or other matter, individually or in the aggregate, adversely affecting Seller or the Seller’s business, prospects, financial condition, or results of its operations that has not been set forth this Agreement.

Section 2.26         Brokers. No brokers have been hired or contracted by the Seller for the transaction contemplated under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 3.1           Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as it is now being conducted.

Section 3.2	Authority, No Conflict.

(a)               This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms. Upon the execution and delivery by Buyer of each of the documents and instruments to be executed and delivered by Buyer at Closing pursuant to Section 1.7(b) (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms. Buyer has the absolute right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)               Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereby by Buyer will (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any provision of Buyer’s certificate of incorporation or bylaws; (ii) contravene, conflict with or result in a violation of any Legal Requirement or Order of any court or governmental authority to which Buyer or its assets are subject, or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is or may be bound.

Section 3.3           Consents and Approvals. Schedule 3.3 sets forth a complete and accurate list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement, all of which consents and approvals either have been obtained or will be obtained prior to the Closing Date.

Section 3.4           Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by the

Buyer and that are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

Section 3.5           Availability of Financing. Buyer has no reason to believe that the private placement for the funds necessary to finance the Buyer to consummate the transactions contemplated by this Agreement will not be available to Buyer on the Closing Date.

Section 3.6           Brokers or Finders. Buyer will be responsible for any brokers it has utilized for this transaction, including but not limited to valid claims for payment from such brokers.

ARTICLE IV.

COVENANTS OF SELLER PRIOR TO CLOSING

Section 4.1           Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, the “Buyer Group”) full and free access, during normal business hours, to Seller’s management personnel offices, properties offices, and books and records, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller, (b) furnish the Buyer Group with copies of all such Contracts, Governmental Authorizations, books and records, and other existing data as Buyer may reasonably request, (c) furnish the Buyer Group with such additional financial, operating, and other relevant data and information as Buyer may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets, and financial condition of the Seller.

Section 4.2           Operation of the Business of Seller. Between the date of this Agreement and the Closing Date, Seller shall:

(a)               conduct the business of the Seller only in the Ordinary Course of Business (as defined below);

(b)               use its commercially reasonable efforts to preserve intact the current business organization of the Seller, keep available the services of the Seller’s officers, employees, and agents, and maintain the Seller’s relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it;

(c)               confer with Buyer prior to implementing operational decisions of a material nature; and

(d)               otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Seller.

“Ordinary Course of Business” means an action that is consistent in nature and scope with Seller’s past practices, taken in the ordinary course of the normal day-to-day operations of Seller and that does not require specific authorization by the Members of Seller.

Section 4.3           Negative Covenant. Except in the Ordinary Course of Business or as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer:

(a)               pay or increase any bonuses, salaries, or other compensation to any Member, director, officer, or employee or entry into any severance or similar contract with any director, officer, or employee;

(b)               adopt, amend or increase the payments to or benefits under, any Employee Benefit Plan with respect to the Employees;

(c)               mortgage, pledge, or impose any Encumbrance on any Asset of the Seller;

(d)               modify any material Seller Contract or Governmental Authorization;

(e)               cancel or waive any claims or rights with a value to Seller in excess of $10,000; or

(f)                agree, whether orally or in writing, to do any of the foregoing.

Section 4.4.          Notification. Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause any such representation or warranty to be inaccurate or incomplete in any material respect, had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Schedules, Seller shall promptly deliver to Buyer a supplement to the Schedules specifying such change.

Section 4.5           No Negotiation. Until such time as this Agreement is terminated pursuant to Section 9.1, Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by the Shareholders of Seller’s stock, the merger or consolidation of Seller, or the sale of the Business or any of the Assets (other than in the Ordinary Course of Business). Seller shall promptly notify Buyer of any such inquiry or proposal.

Section 4.6           Best Efforts. Seller and the Members shall use their best efforts to cause the conditions in Article VI and Article VII to be satisfied.

Section 4.7           Payment of Liabilities. Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its liabilities and obligations. Buyer and Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the contemplated transactions.

Section 4.8           Change of Name. On or before the Closing Date, Seller shall take all other actions necessary to amend its certificate of organization and change its name to one sufficiently dissimilar to Seller’s present name to avoid confusion.

ARTICLE V

COVENANTS OF BUYER PRIOR TO CLOSING

Section 5.1           Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall obtain all consents and approvals as identified in Schedule 3.3. Buyer also shall fully cooperate with Seller in obtaining all consents identified in Schedule 2.2(c).

Section 5.2           Best Efforts. Buyer shall use its best efforts to cause the conditions in Article VI and Article VII to be satisfied.

Section 5.3           Notification. Between the date of this Agreement and the Closing Date, Buyer shall promptly notify Seller in writing if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause any such representation or warranty to be inaccurate or incomplete in any material respect, had that representation or warranty been made as of the time of the occurrence of, or Buyer’s discovery of, such fact or condition. Should any such fact or condition require any change to the Schedules, Buyer shall promptly deliver to Seller a supplement to the Schedules specifying such change.

ARTICLE VI

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

Section 6.1           Accuracy of Representations. The representations and warranties of Seller in this Agreement shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for any changes consented to in writing by Buyer.

Section 6.2           Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

Section 6.3           Consents. Each of the consents identified in Exhibit 6.3 (the “Material Consents”) must have been obtained and must be in full force and effect.

Section 6.4           Availability of Financing. Buyer shall have received financing in an amount sufficient to consummate the transactions contemplated under this Agreement.

Section 6.5           Additional Documents. Seller must have caused the documents and instruments required by Section 1.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)               A statement from the holder of each note listed on Schedule 1.4(a)(iii), if any, dated the Closing Date, setting forth the principal amount then outstanding on the indebtedness represented by such note, the interest rate thereon, and a statement to the effect that Seller, as obligor under such note, is not in default under any of the provisions thereof;

(b)               releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

(c)               certificates dated as of a recent date prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, from the appropriate officials of the State of New York and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 2.l. To the extent that such certificates cannot be provided prior to Closing, seller agrees to indemnify and hold harmless Buyer for the non-payment of sales taxes for any of the jurisdictions in which Seller is licensed and qualified to do business as a foreign corporation; and

(d)               such other documents as Buyer may reasonably request with reasonable notice for the purpose of (i) evidencing the satisfaction of any condition referred to in this Article VI, or (ii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

Section 6.6           No Proceedings. Since the date of this Agreement, there has not been commenced or threatened proceeding or action (a) involving any challenge to, or seeking damages or other relief in connection with, any of the contemplated transactions, or (b) that may have the effect of preventing, making illegal, imposing limitations or conditions on, or otherwise interfering, with any of the contemplated transactions.

Section 6.7           Governmental Authorizations. Buyer must have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

ARTICLE VII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

Section 7.1           Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

Section 7.2           Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

Section 7.3           Consents. Each of the Consents identified in Exhibit 6.3 must have been obtained and must be in full force and effect.

Section 7.4           Additional Documents. Buyer must have caused the documents and instruments required by Section 1.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller and Members:

(a)               an opinion of the Law Offices of Morton S. Taubman, dated the Closing Date, in a form customary for similar transactions; and

(b)               such other documents as Seller may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in this Article VII.

Section 7.5           No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE VIII

ADDITIONAL COVENANTS

Section 8.1	Employees and Employee Benefits.

(a)                Effective immediately before the Closing Date, Seller shall novate any employment agreements it may have to the Buyer (the “Available Employees”) and shall release such Available Employees from the provisions of any restrictive covenants and/or agreements with Seller with respect to Buyer so as to enable Buyer to employ such individuals.

(b)               It is understood and agreed that (i) any offer of employment made by Buyer as referenced in Section 8.1(a) above will not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing Date employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment; and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at anytime for any reason (subject to any written commitments to the contrary made by Buyer).

(c)               Seller will be responsible for (i) the payment of all wages and other remuneration due to its Employees with respect to their services as employees of Seller through the close of business on the Closing Date.

Section 8.2           Payment of Taxes Resulting From Sale of Assets by Seller. Seller shall pay in a timely manner all taxes (other than income taxes) imposed on it resulting from or payable in connection with the sale of the Assets pursuant to this Agreement.

Section 8.3           Payment of Other Retained Liabilities. In addition to payment of taxes pursuant to Section 8.2, Seller shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities. If any such Retained Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business of the Seller previously conducted using the Assets, Buyer may at any time after the Closing Date elect to make all such payments directly or through the escrow (but shall have no obligation to do so) and will be promptly reimbursed therefor by Seller.

Section 8.4	Covenant Not to Compete.

(a)               In consideration of the Purchase Price to be received under this Agreement, Seller agrees that, for a period of three (3) years after the Closing Date, they shall not directly or indirectly, do any of the following:

(i)                engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, any person engaged in or planning to become engaged in, or any other business whose products or activities compete in whole or in part with, the business of Buyer, or any business carried on by Buyer utilizing the Assets, anywhere within the continental United States;

(ii)               induce or attempt to induce any employee of Buyer to leave the employ of Buyer, in any way interfere with the relationship between Buyer and any employee of Buyer, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, independent contractor, or otherwise, any such employee; or

(iii)              induce or attempt to induce any person that was a customer, client or business relation of Buyer at any time during the one (1) year period preceding the Closing Date to cease doing business with Buyer, in any way interfere with the relationship between Buyer and any such customer, client or business relation, or solicit the business of any such customer, client or business relation.

(b)               Seller acknowledges that all of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Assets and to prevent any unfair advantage being conferred on Seller. If any of the covenants set forth in this Section 8.4 are held to be unreasonable, arbitrary, or against public policy, the restrictive time period herein will be deemed to be the longest period permissible by law under the circumstances and the restrictive geographical area herein will be deemed to comprise the largest territory permissible by law under the circumstances.

(c)               The provisions of this Section 8.4 shall be deemed to apply to Safir Rosetti LLC only. Any restrictive covenants to not compete for individual employee Members of Safir

Rosetti LLC shall be as per the terms and conditions of their individual employee agreements with Buyer.

Section 8.5           Customer and Other Business Relationships. After the Closing, Seller shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner which is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business. Neither Seller nor any of its officers or employees, shall take any action which would tend to diminish the value of the Assets after the Closing or which would interfere with the business of Buyer to be engaged in after the Closing.

Section 8.6           Retention and Access to Records. After the Closing Date, Buyer shall retain for a period of seven (7) years those records of Seller delivered to Buyer. Buyer also shall provide Seller and a representative of the Members reasonable access thereto, during normal business hours and on at least three (3) days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and Buyer’s representatives reasonable access to records that are Excluded Assets, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

ARTICLE IX

TERMINATION

Section 9.1           Termination Events. This Agreement may be terminated by written notice given prior to or at the Closing, subject to Section 9.2 as follows:

(a)               by Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived by the non-breaching party;

(b)               by Buyer if any condition in Article VI has not been satisfied as of the date specified for Closing Date; or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement).

(c)               by Seller, if any condition in Article VII has not been satisfied as of the date specified for Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or the Members to comply with their obligations under this Agreement) and Seller has not waived such condition on or before such date;

(d)               by mutual consent of Buyer and Seller; or

(e)               by Buyer or Seller if the Closing has not occurred on or before February 28, 2006 or such later date as the parties may agree upon or as provided herein, unless the party giving notice of termination is in material breach of this Agreement.

Section 9.2           Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of (a) the parties in this Section 9.2 and Article X; and (b) Buyer in Section 9.3, will survive; provided, however, that if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Section 9.3           Financing Fees. In the event this Agreement is terminated due to Buyer failing to accomplish the financing contemplated in Section 3.5 or otherwise terminated in the absence of material misrepresentation by Seller, on or before the Closing Date, Buyer shall immediately pay to Seller an amount in cash equal to the total amount of third-party fees and expenses directly incurred by Seller in connection with the transactions contemplated by this Agreement, including all counsel fees and expenses, and all audit and accounting fees and expenses incurred in connection with the preparation of the Financial Statements, in an amount not to exceed $50,000.

ARTICLE X

INDEMNIFICATION

Section 10.1         Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto, and the certificates delivered pursuant to Section 1.7, will survive the Closing and the consummation of the transactions contemplated hereby. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. Buyer is not aware of any facts or circumstances that would serve as the basis for a claim by Buyer against Seller based upon a breach of any of the representations and warranties of the Seller contained in this Agreement or breach of any of Seller’s covenants or agreements to be performed at or prior to Closing. Buyer will be deemed to have waived in full any breach of any of Seller’s representations and warranties and any such covenants and agreements of which Buyer has awareness at the Closing.

Section 10.2         Indemnification and Reimbursement By Seller.. Seller shall indemnify and hold harmless Buyer, and its directors, stockholders, members, partners, employees, representatives, and agents (collectively, the “Buyer Indemnified Persons”), and shall reimburse the Buyer Indemnified Persons, for any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)               any breach of any representation or warranty made by Sellerin this Agreement, or the certificates delivered pursuant to Section 1.7;

(b)               any breach of any covenant or obligation of Seller in this Agreement; and

(c)               any Retained Liabilities.

Section 10.3         Indemnification and Reimbursement by Buyer. Buyer shall indemnify and hold harmless Seller and its directors, Members, partners, employees, representatives, and agents (collectively, the “Seller Indemnified Persons”), and shall reimburse the Seller Indemnified Persons for any Damages arising, directly or indirectly, from or in connection with:

(a)               any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement;

(b)               any breach of any covenant or obligation of Buyer in this Agreement or in any other document, writing, or instrument delivered by Buyer pursuant to this Agreement; and

(c)               the Assumed Liabilities.

Section 10.4	Time Limitations.

(a)               Seller will have no indemnification liability for the breach of any representation or warranty set forth in Article II, unless on or before the second anniversary of the Closing Date, Buyer notifies Seller of a breach specifying the factual basis of that breach in reasonable detail to the extent then known by Buyer and providing a reasonable opportunity to cure; provided, however, that any claim with respect to Section 2.8 taxes, 2.10 employee benefits, or 2.11 environmental matters may be made at any time, subject to the applicable period of statute of limitations.

(b)               Buyer will have no indemnification liability for the breach of any representation or warranty set forth in Article III, unless on or before the second anniversary of the Closing Date, Seller notifies Buyer of a breach specifying the factual basis of that breach in reasonable detail to the extent then known by Seller.

Section 10.5         Procedure for Indemnification - Third Party Claims. If, after the Closing Date, either a Buyer Indemnified Person or Seller Indemnified Person, as the case may be (the “Indemnitee”), receives notice of any third-party claim or alleged third-party claim asserting the existence of any matter of a nature as to which the Indemnitee is entitled to be indemnified under this Agreement, the Indemnitee shall promptly notify Seller or the Members, or Buyer, as the case may be (the “Indemnitor”), in writing with respect thereto, but the failure to notify the

Indemnitor will not relieve the Indemnitor of any liability that it may have to an Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such action has been prejudiced by the Indemnitee’s failure to give such notice. The Indemnitor will have the right to defend against any such claim provided (a) that the Indemnitor, within ten (10) days after the giving of such notice by Indemnitee, notifies Indemnitee in writing that (i) Indemnitor disputes such claim and gives reasons therefor, and (ii) Indemnitor will, at its own cost and expense, defend the same, and (b) such defense is instituted and continuously maintained in good faith by Indemnitor. Indemnitee may, if it so elects, designate and pay for its own counsel to participate with the counsel selected by Indemnitor in the conduct of such defense. Indemnitor will not permit any lien or execution to attach to the assets of Indemnitee as a result of such claim, and the Indemnitor shall provide such bonds or deposits as are necessary to prevent the same. In any event, Indemnitor will keep Indemnitee fully advised as to the status of such defense. If Indemnitor is given notice of a claim as aforesaid and fails to notify Indemnitee of its election to defend such claim within the time prescribed herein, or after having elected to defend such claim fails to institute and maintain such defense as prescribed herein, or if such defense is unsuccessful then, in any such event, the Indemnitor shall fully satisfy and discharge the claim within ten (10) days after notice from the Indemnitee requesting Indemnitor to do so. If the Indemnitor assumes the defense of any action or proceeding (y) no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnitee’s consent unless (A) there is no finding or admission of any violation of any legal requirement or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (z) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent.

Section 10.6         Procedure For Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1         Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives.

Section 11.2         Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, (d) sent by email; or (e) received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):

Buyer:	GlobalOptions Group, Inc.
75 Rockefeller Plaza, 27th Floor
New York, NY 10019

Attn: Jeff Nyweide
Fax: 212-445-0054
Email: jnyweide@globaloptions.com

with a copy to:	Morton S. Taubman, Esq.
1201 15th Street, N.W., Second Floor
Washington, D.C. 20005
Fax: 202-659-2679
Email: mtaubman@isiwdc.com

Seller	SafirRosetti, LLC
or Members:	415 Madison Avenue
17th Floor
New York, NY 10017
Attn: Howard Safir
Fax: 212-817-6728
`	Email: hsafir@safirrosetti.com

Section 11.3         Jurisdiction. The parties agree that the state and federal courts located in New York City, New York, will be the sole venue and will have sole jurisdiction for the resolution of all disputes arising hereunder. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 11.4         Waiver. No failure to exercise, and no delay in exercising, on the part of either party, any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude further exercise of any other right hereunder.

Section 11.5         Entire Agreement and Modification. This Agreement, together between Seller and Buyer and the Schedules, Exhibits, and other documents delivered pursuant to this Agreement, constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter and supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed on behalf of each of the parties hereto. Provided, however, the Buyer shall have a right to waive any conditions contained in Article 6 to accomplish the Closing without the consent of the Seller.

Section 11.6         Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement (i) to any affiliate of Buyer, and (ii) in connection with the sale of all or substantially all of the assets of Buyer, provided that no such assignment or delegation will relieve Buyer from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.6.

Section 11.7         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The parties agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.8         Section Headings, Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. The language used in the Agreement shall be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.

Section 11.9         Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

Section 11.10      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 11.11      Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

Section 11.12      Legal Fees. In the event that legal proceedings are commenced by Buyer against Seller, or by Seller against Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties that do not prevail in such proceedings shall pay the reasonable attorneys’ fees and expenses incurred by the prevailing party in such proceedings in the event of a ruling by a court of competent jurisdiction in favor of the prevailing party.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

GLOBALOPTIONS GROUP, INC.

	By:	/s/ Havey W. Schiller
	Name:	Havey W. Schiller
	Its:	Chairman and Chief Executive Officer

SELLER:

SAFIRROSETTI, LLC

By:	/s/ Howard Safir
Howard Safir, Managing Member

By:	/s/ Joseph Rosetti
Joseph Rosetti, Managing Member

Asset Purchase Agrement

Signature Page

EXHIBITS AND ANNEX

ANNEX A:	Permitted Encumbrances

EXHIBIT 1.3:	Purchase Price Adjustment

EXHIBIT 1.3a:	Form of Promissory Note

EXHIBIT 1.5:	Purchase Allocation

EXHIBIT 1.7(a)(ii):	Form of Form of Assignment & Assumption

EXHIBIT 1.7(a)(iii):	Assignment and Assumption of Lease

EXHIBIT 1.7(a)(v):	Escrow Agreement

EXHIBIT 1.7(a)(vi):	Employment Agreements

EXHIBIT 1.7(a)(vii):	Non-competition/Employment Agreements:

EXHIBIT 6.3:	Material Consent

SCHEDULES

Schedule 1.4(a)	Assumed Liablities

Schedule 2.1	Good Standing Certificates

Schedule 2.2	Consents

Schedule 2.3	Membership Interests

Schedule 2.4	Financial Statements

Schedule 2.6	Real Property Leases

Schedule 2.7	Tangible Personal Property

Schedule 2.9	Employees

Schedule 2.10	Employee Benefits

Schedule 2.11	Compliance

Schedule 2.12(a)	Legal Proceedings

Schedule 2.13	Insurance Policies

Schedule 2.14	Seller Contracts

Schedule 2.15	Intellectual Properties

Schedule 2.16	Related Person Transactions

Schedule 2.20	Accounts Receivable

Schedule 2.23	Bank Accounts

Schedule 2.24	Prepayments and Deposits

Schedule 3.3	Buyer Consents and Approvals